Exhibit 4.4

Translation from French

for information purposes only

CALYON

Corporate and Investment Bank

Euro Disney SCA

BP 100

77777 Marne La Vallee Cedex 4

Attention: Mr Speed

Paris, September 28, 2004

RE: Approval of the memorandum of agreement dated June 8, 2004 relating to the restructuring of the Euro Disney Group as amended by a letter dated September 20, 2004 (the “Memorandum of Agreement”)

Dear Sir,

In our capacity as Agent of the Phase IB Banks and Lenders and Agent of the Phase IA Partners, we hereby inform you that your request formulated through your letter dated September 20, 2004 relating to the approval of the amended June 8, 2004 Memorandum of Agreement was unanimously approved.

Please note, however, that certain creditors have expressly indicated that their approval was subject to satisfactory final documentation (in particular, an extension, in due course and should the creditors request one, of the term of the current hypothecs in order to match the final maturity of the loans).

Yours faithfully,

Xavier MONTEAU	Jean Hervé CARIOU

Copy: BNP Paribas, Attention: Martine Aubert

Copy: Caisse des Dépôts et Consignations, Attention : Catherine Le Corre